LOVOO EMPLOYEE FORM

Exhibit 10.3

RESTRICTED STOCK AWARD AGREEMENT

THIS EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) entered into as of the date of the grant (the “Grant Date”) between The Meet Group, Inc. (the “Company”) and the employee of the Company or a Subsidiary accepting an award hereunder (the “Grantee”).

WHEREAS, the Company has adopted the 2018 Omnibus Incentive Plan (the “Plan”);

WHEREAS, pursuant to the Plan, it has been determined that in order to enhance the ability of the Company and its Subsidiaries to attract and retain qualified employees, consultants and directors, the Company has granted the Grantee shares of common stock of the Company, subject to certain restrictions set forth herein; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.    Grant of Restricted Shares. The Company irrevocably granted to the Grantee, as a matter of separate agreement and not in lieu of salary or other compensation for services, shares of authorized but unissued or treasury common stock of the Company on the terms and conditions herein set forth (the “Restricted Stock”). The Grantee acknowledges receipt of a copy of the Plan.

2.    Vesting.

(a)    The Restricted Stock shall vest in three equal annual increments on the first three anniversaries of the Grant Date, subject to the Grantee’s continued employment with the Company and its Subsidiaries on each applicable vesting date. The vesting of the shares of Restricted Stock shall be cumulative, but shall not exceed 100% of the shares of Restricted Stock. If the foregoing schedule would produce fractional shares, the number of shares that vest on the first two vesting dates shall be rounded down to the nearest whole share and the fractional shares shall be accumulated and vest on the last vesting date. The period during which the Restricted Stock has not yet vested hereunder shall be referred to as the “Vesting Period.”

(b)    Notwithstanding any other provision of this Agreement, during the Vesting Period, the Restricted Stock shall be immediately and unconditionally forfeited and revert to the Company, without any action required by the Grantee or the Company in the event any of the following events occur:

(1)    The Grantee is dismissed as an employee of the Company and its Subsidiaries based upon fraud, theft, or dishonesty, which is reflected in a written or electronic notice given to the Grantee;

(2)    The Grantee purchases or sells securities of the Company in violation of the Company’s insider trading guidelines then in effect, if any;

(3)    The Grantee breaches any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect;

(4)    The Grantee fails to assign any invention, technology, or related intellectual property rights to the Company within 30 days after the Company’s written request for such assignment, if such assignment is a condition of any agreement between the Company and the Grantee; or

        (5)     The Grantee breaches any non-solicitation or non-competition covenant by which the Grantee is bound, pursuant to the Employee Confidential Information and Invention Assignment Agreement or otherwise, subject to applicable law.

(c) Notwithstanding the foregoing provisions of this Section 2, upon cessation of the Grantee’s employment with the Company and its Subsidiaries under any circumstances, including, without limitation, the Grantee’s resignation, death or disability, or termination of employment by the Company or a Subsidiary, the Restricted Stock shall be immediately and unconditionally forfeited and revert to the Company, without any action required by the Grantee or the Company, to the extent that the Vesting Period has not ended in accordance with Section 2(a) as of the date of such cessation of employment with the Company and its Subsidiaries. Shares of Restricted Stock that do not become vested pursuant to Section 2(a) shall be forfeited and the Grantee shall cease to have any rights of a stockholder with respect to such forfeited shares as of the date of the Grantee’s termination of employment.

3.    No Voting Rights or Dividend Rights. The Grantee shall not have any voting or dividend rights of a stockholder with respect to the Restricted Stock for record dates occurring during the Vesting Period.

4.    Issuance of Certificates. Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, the Company may hold non-certificated shares until the Restricted Stock vests, or the Company may register the shares by book-entry. The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

5.    Value upon Disposition of Certain Shares; Forfeiture. Upon occurrence of any of the events specified in Section 2(b) of this Agreement (the “Event Date”) and during the one-year period following the Event Date, the Committee may in its discretion require the Grantee to return to the Company any common stock received pursuant to this award. If the common stock has been disposed of by Grantee during the one-year period following the Event Date, then the Company may require the Grantee to pay to the Company the economic value of the common stock as of the date of disposition. In addition, Section 13.5 of the Plan is hereby incorporated by reference into this Agreement and the provisions thereof shall apply to this grant of Restricted Stock. Grantee agrees that Grantee will be subject to any compensation, clawback and recoupment policies that may be applicable to Grantee as an employee of the Company or a Subsidiary, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the Grant Date.

6.    Adjustment Provisions. The Restricted Stock granted hereunder may be adjusted in accordance with Section 12.2 of the Plan.

7.     Reservation of Right to Terminate Employment Relationship. Nothing contained in this Agreement shall restrict the right of the Company and its Subsidiaries to terminate the employment relationship of the Grantee at any time, with or without cause. The termination of the employment relationship of the Grantee by the Company and its Subsidiaries, regardless of the reason therefor, shall have the results provided for in Sections 2 and 5 of this Agreement.

8.     Transfer. During the Vesting Period, the Restricted Stock granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

9.    Withholding.

(a)    The Grantee shall be required to pay to the Company or a Subsidiary, or make other arrangements satisfactory to the Company or the Subsidiary to provide for the payment of, any federal, state, local, foreign, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the grant or vesting of the Restricted Stock (the “Taxes”). The Company or a Subsidiary shall have the right, and the Grantee authorizes the Company or a Subsidiary, to withhold from wages or other amounts otherwise payable to the Grantee such Taxes as may be required by law. The Company or a Subsidiary will withhold shares of common stock payable hereunder to satisfy the withholding obligation for Taxes, unless the Grantee provides a payment to the Company or a Subsidiary to cover such Taxes, in accordance with procedures established by the Committee. Unless the Committee determines otherwise, the share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.

(b)    Regardless of any action the Company or a Subsidiary takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or a Subsidiary. The Grantee further acknowledges that the Company or a Subsidiary (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Restricted Stock, including the grant or vesting of the Restricted Stock and the subsequent sale of any shares of common stock acquired at settlement; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Company or a Subsidiary may be required to collect, withhold or account for Taxes in more than one jurisdiction.
10.     Parties Bound by Plan. This Restricted Stock award is subject to the terms of the Plan. The Plan and each determination, interpretation or other action made or taken pursuant to the provisions of the Plan shall be final and shall be binding and conclusive for all purposes on the Company and the Grantee and the Grantee’s respective successors in interest.

11.    Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

12.    Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

13.    Notices and Addresses. Unless the parties otherwise agree, all notices, offers, acceptances and any other acts under this Agreement (except payment) shall be done electronically through the E*TRADE management system.

14.    Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its effectiveness, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of Delaware without regard to choice of law considerations.

15.    Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

16.    Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

17.    Stop-Transfer Orders.

(a)    The Grantee agrees that, in order to ensure compliance with the restrictions set forth in the Plan and this Agreement, the Company may issue appropriate “stop transfer” instructions to its duly authorized transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(b)    The Company shall not be required (i) to transfer on its books any shares of the Company’s common stock that have been sold or otherwise transferred in violation of any of the provisions of the Plan or the Agreement or (ii) to treat the owner of such shares of common stock or to accord the right to vote or pay dividends to any purchaser or other Transferee to whom such shares of common stock shall have been so transferred.

18.    Restrictive Covenants. The Grantee acknowledges and agrees that as part of the consideration for this grant of Restricted Stock, and all other written restrictive covenants and agreements with the Company and its Subsidiaries, during the Grantee’s employment with the Company and its Subsidiaries and for the period of 12 months after the Grantee’s termination of employment with the Company and its Subsidiaries for any reason, the Grantee shall not, directly or indirectly, in any territory or market in which the Company and its Subsidiaries does business, or to the Grantee’s knowledge has plans to do business, render any services for any organization, or engage in any business, that competes with the business of the Company and its Subsidiaries. The Grantee further acknowledges and agrees that the restrictions in this Section 18 are reasonable and appropriate means of protecting the Company’s and its Subsidiaries’ proper interests, which will not unreasonably interfere with the Grantee’s ability to make a living. The Grantee acknowledges and agrees that any violation of this Section 18 by the Grantee may cause the Company and its Subsidiaries irreparable harm, and therefore the Grantee agrees that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security, and in addition to, and without prejudice to, any other rights or remedies that the Company may have for a breach of this Section 18.

19.    No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Restricted Stock under this Agreement, the Grantee acknowledges the following:

(a)    the Plan is established voluntarily by the Company, the grant of the Restricted Stock Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Restricted Stock Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in lieu of them, even if Restricted Stock has been granted repeatedly in the past;
(c)    all decisions with respect to future grants of Restricted Stock, if any, will be at the sole discretion of the Committee;

(d)    the Grantee is voluntarily participating in the Plan;
(e)    the Restricted Stock and any shares of common stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company and its Subsidiaries (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;
(f)    the Restricted Stock and any shares of common stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the Restricted Stock is not intended to replace any pension rights or compensation;
(h)    the grant of Restricted Stock and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company and its Subsidiaries;
(i)    the future value of the underlying shares of common stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Restricted Stock, the value of the shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the shares of common stock; and
(j)    the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of common stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the shares of common stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Company and its Subsidiaries from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
20.    Data Privacy.

(a)    The Grantee hereby acknowledges and understands the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company or its Subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)    The Grantee understands that the Grantee’s employer, the Company or its Subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)    The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its Subsidiaries and affiliates and, any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than in the Grantee’s country of residence. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that objecting to the processing of the Grantee’s Data may affect the Grantee’s ability to participate in the Plan. For more information on the processing of his or her Data and other personal data, the Grantee is referred to the Privacy Notice provided to the Grantee by the Grantee’s employer.
21.    Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by or arising under this Agreement shall be brought only in the state or federal courts of Pennsylvania and venue shall be in Bucks County or appropriate federal district and division. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

End of Agreement